Exhibit 2.1.8

[***]      CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

LEASE

between

Infineon Technologies Aktiengesellschaft

Mailing address: St.-Martin-Strasse 53
81541 Munich

-               hereinafter called “Infineon” —

and

TriQuint GmbH

Mailing address: Balanstrasse 73
81609 Munich

-               hereinafter called “Tenant” -

Recitals

1.                                       Pursuant to the framework lease dated August 3/10, 1999, (Master Lease) and the corresponding individual leases, Siemens Real Estate (SRE), 80331 Munich, leased to Infineon Technologies AG the premises described in § 1 and § 1.1 thereof in the buildings located at Balanstrasse 73, 81541 Munich and Otto-Hahn-Ring 6, 81739 Munich.

2.                                       Pursuant to § 15 of the Master Lease, Infineon, as tenant, has the right to sublease under certain conditions, including obtaining the prior written consent of the Landlord.

In consideration of the foregoing the parties agree as follows:

§ 1 Premises

1.                                       Infineon leases to Tenant those portions of the buildings located at Balanstr. 73 and Otto-Hahn-Ring 6 described in attachments 1 a + 1 b (space plan) and in attachment 2 (location of premises), containing a total of 1,424 m² of usable area (HNF).

-               collectively “Premises” -

2.                                       With respect to the leasing relationship between Infineon and Tenant, the applicable provisions of the Master Lease shall apply to the extent such provisions are in accordance with this Lease and have not been modified hereby.  That is, the rights and obligations that Infineon has as tenant in the Master Lease with respect to the Landlord shall inure to the benefit of and be fulfilled by Tenant with respect to the Premises as the Tenant’s own rights and obligations under this Lease.

3.                                       Upon transfer of possession of the Premises, a transfer protocol shall be prepared and executed by both parties.

Tenant shall notify Infineon in writing of any defects in the Premises not later than two weeks following transfer of possession.  The date of the transfer protocol shall be determinative for the start of such period. In the event that Tenant does not give notice of defects within this period, Tenant acknowledges that the Premises were in good condition and in accordance with the contract upon receipt of possession.

4.                                       The leasing relationship shall give Tenant the right to access and use the common facilities and areas (such as, for example, stairwells, halls, streets, toilets, cafeteria, among others) in the buildings located at Balanstr. 73 and Otto-Hahn-Ring 6.

§ 2 Purpose of Lease

1.                                       Tenant shall have the right to use the Premises for commercial uses.  Infineon warrants that the Premises can be used for commercial purposes in the same manner and in the same scope as they have been used by Infineon itself.

2.                                       Tenant shall only have the right to use the Premises within the context of any then-existing building law restrictions. Upon contract execution, Infineon shall notify Tenant in writing regarding the scope of the existing approvals under applicable building laws and possible modifications thereof of which Infineon has obtained knowledge.

Infineon shall also represent that, at such point in time, no further restrictions and conditions exist or have been threatened by third parties.  Furthermore, Infineon shall represent that it has obtained all necessary permits (as regards both type and scope) for Infineon’s use.  Tenant shall be solely responsible for the fulfillment of existing conditions or obtaining permits that are required because of a future change in the type and/or scope of use.  However, Infineon shall provide assistance to Tenant in connection herewith. Infineon does not assume any liability for the granting of a permit.

3.                                       Every change in use shall require the prior written approval of Infineon, which approval may only be denied for an important reason.

§ 3 Term, Termination

1.                                       The leasing relationship shall begin on July 1, 2002 and shall end on Sept. 30, 2002, without the necessity of a termination notice.

2.                                       Tenant shall be entitled to a special termination right at the end of each month and, in order to exercise the same, must give written notice thereof at least one month prior to the end of the contract.

3.                                       Infineon will agree in writing to the September 30, 2003 Lease expiration date desired by Tenant when and if the extension of the individual leases that are contemplated and currently being negotiated with Landlord (SRE) are concluded and executed.

4.                                       In the event the Lease expiration becomes Sept, 30, 2003, Tenant, during the time period from Oct. 1, 2002 through Sept. 30, 2003, shall have an early termination right at the end of each quarter. The early termination must be exercised by written notice to Infineon three months prior to the end of the quarter.

5.                                       The right to extraordinary termination shall not be affected.

If the lease is terminated without notice by Infineon, Tenant shall be obligated to compensate Infineon for the damages caused thereby.  In particular, until the expiration of the term set forth in paragraph 1, to the extent the Premises cannot be released, Tenant shall pay as damages an amount equal to the base rent and the additional costs that do not depend on use.  In the event the Premises are released at a rental rate less than that agreed upon herein, Tenant shall pay the difference between the agreed-upon base rent and the base rent obtained.

§ 4 Rent

1.	For use of the Premises in the building located at Balanstr. 73, Tenant shall pay for 1,276 m² of office/laboratory space monthly rent in the amount of net

		Euro	[***]

as well as the legally-required value-added tax (currently 16%)
		Euro	[***]

	Total rent	Euro	[***]

In addition to the office space rental rate, in accordance with attachment 3, monthly costs in accordance with the II. Berechnungsverordnung (fee ordinance) as well as for operating and special costs for the building located at Balanstr. 73, shall be payable in the amount of net

		Euro	[***]

as well as the legally-required value-added tax
	(currently 16%)	Euro	[***]

	Total costs	Euro	[***]

For use of the Premises in the building located at Otto-Hahn-Ring 6, Tenant shall pay for 148 m² of office/laboratory space monthly rent in the amount of net

		Euro	[***]

as well as the legally-required value-added tax
	(currently 16%)	Euro	[***]

	Total rent	Euro	[***]

In addition to the office space rental rate, in accordance with attachment 3, monthly costs in accordance

with the II. Berechnungsverordnung (fee ordinance) as well as for operating and special costs for the building located at Otto-Hahn-Ring 6, shall be payable in the amount of net
	Euro	[***]

As well as the legally-required value-added tax
(currently 16%)	Euro	[***]

Total costs	Euro	[***]

Therefore, the total monthly rental is:	Euro	[***]

2.                                       Rent is due every month in advance on or before the fourth business day, and shall be transferred to the following account at no cost to Infineon.

Account no.	[***]
Bank connection	[***]
Bank Identification No.	[***]
Heading	[***]
Purpose of use	[***]

If the Tenant defaults in the payment of the rent set forth in number 1 above, default interest shall be payable in the amount of [***]% above the applicable discount rate of the German Bundesbank, or in the amount of any legally-required interest rate, unless Tenant can prove that the damages incurred by Infineon are less.  The right to seek further damages as a result of the default shall not be affected thereby.

§ 5 Services

1.                                       To the extent that services were provided to Infineon for the Premises, Infineon shall continue to offer such services to Tenant, especially to the extent that a claim to such services can be made by employees as a result of contractual concessions, company agreements, union contracts, or legal requirements or to the extent such services must be maintained by Tenant as an employer for work safety reasons.

2.                                       To the extent that Tenant accepts the offer of such services, the parties, in a separate agreement, shall set forth the amount to be reimbursed by Tenant therefore.

§ 6 Cosmetic Repairs

1.                                       Tenant obligates itself to take good care of and maintain the Premises and the common facilities in accordance with normal use.

2.                                       Any cosmetic repairs desired by Tenant in the Premises shall be performed by Tenant at its own cost and be of the same quality as existed (cleaning or renovating painting on concrete wall or masonry walls, drywalls, on heating elements, including heating pipes, or inside doors and windows).

§ 7 Liability, Insurance Obligation

1.                                       Tenant shall be liable to Infineon for all damages that are negligently or intentionally caused by Tenant, Tenant’s employees, other agents, or third parties who come into contact with the Premises at the request of Tenant.  Infineon shall be responsible for proving liability.

2.                                       To the extent that the Premises are used exclusively by Tenant, Tenant shall notify Infineon in writing of any damages or defects that are detected. Tenant shall be responsible for any damages arising out of its breach of this notification obligation.

3.                                       Tenant shall be responsible for ensuring any portion of the Premises that Tenant has exclusive use of.  Tenant shall indemnify Infineon from any liability to third parties in connection therewith.  Otherwise, Infineon shall have the insurance obligation.  For commonly-used portions of the Premises, Infineon shall have the right to pass on a portion of the insurance costs in proportion to the relationship of the Premises to the total area of the building (see attachment 3).

4.                                       Infineon shall only be liable to Tenant for damages that are negligently or intentionally caused by Infineon, Infineon’s employees, agents of Infineon, or third parties who come into contact with Premises at the request of Infineon.

§ 8 Warranty

Intentionally deleted.

§ 9 Insurance

1.                                       Tenant covenants that, during the Lease term, it will not engage in any operational or use change in the Premises that could result in surcharges or additional premiums by the insurer.

2.                                       Tenant shall be obligated to obtain liability insurance against the risks regulated in the contract, especially in connection with the use of hazardous materials. The  amount of the liability insurance shall not be less than 1 Million Euros for personal and property damages. Tenant shall maintain such insurance during the Lease term and, upon request, shall provide evidence of the same to Infineon.

§ 10 Tenant Modifications

1.                                       Construction modifications as well as modifications of the technical infrastructure shall only take place within Infineon’s prior written approval.  No consent shall be required in order to move room dividing walls. Infineon shall only have the right to deny its consent for an important reason.

2.                                       Prior to undertaking any construction activities, the parties shall agree in writing whether, upon expiration or termination of the Lease, such modifications shall remain or whether the Tenant must remove the same and restore the Premises to their original condition.  To the extent no written agreement is reached, the Premises shall be restored to their original condition at the end of the Lease, to the extent required by Infineon.

3.                                       Otherwise, the Tenant shall have the right, in agreement with Infineon, to place its own personal property in the Premises.  With respect to such personal property Tenant shall be obligated to produce and maintain the same in good technical condition, to obtain any required permits, and to remove the same and restore the Premises to their original condition at the end of the Lease, unless the parties have agreed to the contrary in writing.

                                                In connection with any such measures undertaken by Tenant, Tenant shall restore the structure to a good and technically-correct condition, and shall especially re-close any fire walls.  Infineon shall be promptly notified of any additional demands on utility capacities connected with such measures. Any required increases in capacities undertaken by Infineon shall entitle Infineon to a corresponding increase in base rent, and the increase amount shall be determined in the context of the amount legally permitted under § 315 BGB.

                                                If the Tenant fails to timely notify Infineon of the additional required capacities, Tenant shall have no claim against Infineon as a result of any disadvantages resulting therefrom.

4.                                       Tenant shall have the right to put its firm signage on the Premises and shall otherwise be entitled to interior or exterior signage in the scope that is normal for the building.

Tenant shall comply with any requirements of Infineon regarding the creation, arrangement and installation of the signage. Tenant shall be solely responsible for any costs and fees incurred in connection with attaching or setting up such signage.  At the end of the lease, upon Infineon’s request, Tenant, at its sole costs, shall remove these objects and restore the building or premises to its original condition.

5.                                       Tenant shall be solely responsible for complying with legal requirements as well as obtaining construction and other permits.

§ 11 Improvements and Modifications by Landlord

Intentionally deleted.

§ 12 Infineon’s Access to the Premises

Infineon or its agents, upon prior notice, shall have the right to enter the Premises for an important reason such as, for example, suspicion of improper use or breach of the maintenance obligation, following notice of the existence of a defect in the Premises, and to read meters.

Infineon or its agents shall have the right to enter the Premises at any time if a default is threatened.

§ 13 Environmental protection, Technical Security and Workplace Security

1.                                       Tenant shall be responsible for all of the systems it operates with respect to environmental protection and security.  Tenant, taking into consideration all legal and administrative regulations, shall be responsible for ensuring that its operations do not endanger the surroundings and environment. Upon Infineon’s request, Tenant shall at all times, even following the end of the Lease, provide information as to whether and where in the Premises or in the building water-endangering materials in the context of the Water Resource Laws were used. Likewise, upon Infineon’s request, Tenant shall provide information as to whether and where in the Premises relevant systems in the context of environmental protection were utilized, whether or where in the Premises health-endangering or other dangerous materials (poisonous, very poisonous, etc.) were used and what emissions (air, noise, discharges into the sewer system) were released.

Tenant shall immediately notify Infineon in detail regarding any occurrences that affect the safety of other tenants in the building.

Tenant shall continue to support in the same scope the BKO-organization located on site. Tenant’s special approval shall not be required for any measures that occur in the context of BKO deployments and affect the Premises.

2.                                       Tenant shall be liable during and after conclusion of the Lease for all damages caused during the Lease term by the use of hazardous materials, especially water-endangering or ground-contaminating materials.

3.                                       Tenant shall also be liable for contamination of ground and soil, air, ground water and buildings that is not discovered until after the subleasing relationship has ended.

4.                                       Infineon shall have the right to obtain the opinion of an expert in order to determine any possible contamination of the ground, ground water and buildings. Infineon shall notify Tenant in writing of its intent to obtain such an opinion and shall propose an expert. In the event that Tenant does not agree to the person named as the expert, Tenant shall notify Infineon thereof within two weeks following receipt of the notice. In such event the parties shall engage the expert recommended and sworn in by the President of the Chamber of Commerce responsible for the area in which the Premises are located.

The person determined to be responsible shall bear the costs incurred in employing the expert. In the event that the responsible party cannot be determined, the parties shall each bear one-half of these costs.

5.                                       Tenant, at its sole cost, shall be responsible for removing trash, especially hazardous trash. With respect to the Premises, no trash may be stored outside of the trash container designated for the Premises.

6.                                       Tenant shall ensure that its and its employees’ parked vehicles do not cause any avoidable environmental consequences (for example by means of dripping oil or gas) and that no trash is brought into the Premises.

§ 14 Leasing

Tenant shall not have the right to further Lease the Premises.

§ 15 Return of Premises

1.                                       Following conclusion of the Lease, Tenant shall be obligated to return the Premises and the common facilities to Landlord, normal wear and tear excepted.

2.                                       For any structural modifications that were undertaken, the provisions set forth in § 11 of this contract shall apply.

To the extent that the Tenant must remove systems or take any other measures, such work shall be concluded prior to the end of the Lease.

3.                                       To the extent that, upon return of the Premises, there are defects that Tenant is obligated to remove pursuant to this contract, Infineon, following a reasonable notice and opportunity to cure, shall have the right to correct such defects at Tenant’s expense. Any other damage claims shall not be affected thereby.

4.                                       In addition to the restoration obligations previously set forth in this contract, Tenant, at its sole cost, shall be responsible for properly restoring any systems owned by Tenant. Such restoration work must be finished not later than the end of the contract. In the event that further additions or modifications must be performed prior to begin of the Lease, § 10, subsection 2 hereof must be complied with.

§ 16 Continuation of Use

If Tenant, following the end of the Lease, continues using the Premises, and if Infineon does not object to the same within two weeks, the Lease, contrary to the provisions of § 568 BGB, shall not be extended for an indefinite period of time.

§ 17 Sales Tax Option

Intentionally deleted

§ 18 Confidentiality

To the extent that Tenant, as a result of or in connection with transfer of the Premises, obtains knowledge of Infineon’s internal matters (for example, details of its organization or its systems) or of other confidential information and data, including technical, developmental, operational, performance, cost, know-how and experiential information (including data carriers and samples) — hereinafter collectively “Confidential Information” -, Tenant obligates itself to keep such information confidential from third parties and not to use such information for its own commercial purposes without Infineon’s prior written agreement.

This obligation does not apply to information that is generally known or that Tenant can prove it created independently or that is legally acquired from third parties.

This obligation shall also apply to Infineon with respect to Tenant’s Confidential Information.

§ 19 Requirement of Writing, Contract Modifications, Place of Performance

1.                                       The contract parties are familiar with the special legal writing requirements set forth in §§ 566, 126 BGB. Both parties hereby obligate themselves, upon the request of the other party, to take all actions and make any declarations that are necessary to fulfil the legal writing requirement and not to terminate the Lease early by claiming that the legal writing requirement was not complied with.  This shall apply not only for the conclusion of the main contract, but also for subsequent contracts, modifications and supplements.

2.                                       Side agreements to, modifications of, and supplements to this contract must be in writing. Both parties declare that no side agreements have been reached.

3.                                       The law of Germany shall apply exclusively to this contract. The place of performance for all obligations arising out of this contract shall be Munich.

The German version of this contract shall be binding.

§ 20 Savings Clause

In the event that one or more provisions of this contract, including the attachments hereto, is or becomes ineffective, the effectiveness of the remaining contract shall not be affected thereby.  In such event the contract parties obligate themselves to replace the ineffective provision with an effective provision that comes as close as possible to the purpose and economic meaning of the ineffective provision. The parties shall proceed in the same manner in the event that, while carrying out the contract, a gap that needs to be supplemented becomes evident.

Munich, July 1, 2002

/s/ Peter Gruber	/s/ Stephanie Welty
Infineon Technologies AG	TriQuint GmbH

/s/ Robert Bruckner
Infienon Technologies AG	Tenant

Attachment 1a	Space Plan Balanstr. 73
Attachment 1b	Space Plan Otto-Hahn-Ring 6
Attachment 2	Space Plans
Attachment 3	Operating and Special Services

(Translated by:

German Translating Services, 13088 SW St. James Lane, Tigard, OR 97224

June 23, 2002)

[***]      CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.